EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-4) of Comtech Telecommunications Corp and to the incorporation by reference therein of our reports dated March 23, 2020, with respect to the consolidated financial statements of Gilat Satellite Networks Ltd., and the effectiveness of internal control over financial reporting of Gilat Satellite Networks Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ KOST FORER, GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER, GABBAY & KASIERER
April 1, 2020	A Member of Ernst & Young Global